UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 1, 2013

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Enterprise, Suite 200, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2013, Avanir Pharmaceuticals (the “Company”) entered into a license agreement (the “License Agreement”) with OptiNose AS (“OptiNose”) pursuant to which the Company obtained an exclusive license in North America for the development and commercialization of OptiNose’s novel Breath Powered™ intranasal delivery system containing low-dose sumatriptan powder to treat acute migraine. Pursuant to the License Agreement, the Company paid to OptiNose an upfront cash payment of $20 million, and may be required to pay certain shared development costs and up to an additional $90 million in future clinical, regulatory and commercial milestones. In addition, if approved, the Company will be required to make tiered royalty payments in the low double-digits to OptiNose based on net sales in North America.

Under the terms of the License Agreement, the Company will assume responsibility for commercialization, manufacturing and supply-chain activities for the investigational product, now named AVP-825. The Company and OptiNose have agreed to form a joint steering committee to work together on the remaining activities in support of the NDA submission. Subject to the limitations set forth in the License Agreement, the Company also has the right to grant sublicenses to the licensed product.

A copy of the License Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013.

Item 8.01.	Other Events.

On August 8, 2012, the Company entered into a sales agreement (the “Sales Agreement”) with Cowen and Company, LLC (“Cowen”) relating to the sale of up to $25,000,000 of shares of the Company’s common stock, $0.0001 par value per share. On July 5, 2013 the Company entered into an amendment (the “Amendment”) to the Sales Agreement with Cowen to increase the amount available to sell under the Sales Agreement by an additional $25,000,000.

A copy of the Sales Agreement was filed as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-183153) filed on August 8, 2012. A copy of the Amendment will be filed as an exhibit to the Company’s Registration Statement on Form S-3 filed on or about the date hereof.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2013	Avanir Pharmaceuticals, Inc.

	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance